Exhibit 23.1

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Gannett Co., Inc. 401(k) Savings Plan, of our reports (a) dated February 24, 2009, with respect to the consolidated financial statements and schedule of Gannett Co., Inc. and the effectiveness of internal control over financial reporting of Gannett Co., Inc. included in its Annual Report (Form 10-K) for the fiscal year ended December 28, 2008, and (b) dated June 18, 2009, with respect to the financial statements and schedule of the Gannett Co., Inc. 401(k) Savings Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

December 8, 2009